ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-204908 Dated August 11, 2015

UBS AG Phoenix Autocallable Notes with Memory Interest

UBS AG $● linked to the S&P GSCITM Crude Oil Excess Return Index due on or about August 17, 2018

Investment Description

UBS AG Phoenix Autocallable Notes with Memory Interest (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the S&P GSCITM Crude Oil Excess Return Index (the “underlying index”). UBS will pay a contingent interest payment, plus any previously unpaid contingent interest payments, if the closing level of the underlying index (in the case of any interest review date other than the valuation date) or the final level (in the case of the valuation date) is equal to or greater than the interest barrier. If the closing level of the underlying index (in the case of any interest review date other than the valuation date) and the final level (in the case of the valuation date), as applicable, are less than the interest barrier on each of the interest review dates, you will receive no contingent interest payments during the term of the Notes. The “final level” is the arithmetic average of the closing level of the underlying index on each of the averaging dates. UBS will automatically call the Notes early if the closing level of the underlying index on any autocall review date is equal to or greater than the initial level. If the Notes are called, UBS will pay you the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest review dates where the closing level of the underlying index was less than the interest barrier, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the final level is equal to or greater than the trigger level, which is the same level as the interest barrier, UBS will pay you a cash payment at maturity equal to the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest review dates where the closing level of the underlying index was less than the interest barrier. If, however, the final level is less than the trigger level, UBS will pay you less than the full principal amount, if anything, resulting in a percentage loss on your investment that is equal to the percentage decline in the level of the underlying index from the initial level to the final level (the “underlying return”), and you will lose some or all of your initial investment. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Contingent Interest Payment — If the closing level of the underlying index (in the case of any interest review date other than the valuation date) or the final level (in the case of the valuation date) is equal to or greater than the interest barrier, UBS will pay a contingent interest payment, plus any previously unpaid contingent interest payments. For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on such later interest payment date, it will not be made again on any subsequent interest payment date. If the closing level of the underlying index (in the case of any interest review date other than the valuation date) and the final level (in the case of the valuation date), as applicable, are less than the interest barrier on each of the interest review dates, you will receive no contingent interest payments during the term of the Notes.

❑

Automatically Callable — If the closing level of the underlying index on any autocall review date is equal to or greater than the initial level, UBS will automatically call the Notes and pay you the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest review dates where the closing level of the underlying index was less than the interest barrier. If the Notes are not called, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If at maturity the Notes have not been called and the final level is equal to or greater than the trigger level, UBS will repay the principal amount per Note at maturity. If the final level is less than the trigger level, UBS will repay less than the principal amount, if anything, resulting in a percentage loss on your investment that is equal to the underlying return. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	August 14, 2015
Settlement Date	August 19, 2015
Interest Review Dates	Quarterly (see page 3)
Autocall Review Dates	Quarterly (see page 3)
Averaging Dates	August 8, 2018
August 9, 2018
August 10, 2018
August 13, 2018
August 14, 2018 (the “valuation date”)
Valuation Date	August 14, 2018
Maturity Date	August 17, 2018

*	Expected. See page 3 for additional details.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes may have downside market risk equal to the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under ‘‘Key Risks’’ beginning on page 6 and under “Risk Factors” beginning on page PS-14 of the Phoenix Autocallable Notes with Memory Interest product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to Notes linked to the performance of the S&P GSCITM Crude Oil Excess Return Index. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 investment) and integral multiples of $1,000 in excess thereof.

Underlying Index	Bloomberg Ticker	Contingent Interest Payment Rate	Initial Level	Trigger Level	Interest Barrier	CUSIP	ISIN
S&P GSCITM Crude Oil Excess Return Index	SPGCCLP	12.00%	●	65% of the Initial Level	65% of the Initial Level	90270KFR5	US90270KFR59

The estimated initial value of the Notes as of the trade date is expected to be between $960.00 and $980.00 for Notes linked to the S&P GSCITM Crude Oil Excess Return Index. The range of the estimated initial value of the Notes was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this free writing prospectus.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the Phoenix Autocallable Notes with Memory Interest product supplement relating to the Notes, dated July 27, 2015, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, the Phoenix Autocallable Notes with Memory Interest product supplement, the index supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the S&P GSCITM Crude Oil Excess Return Index	$●	$1,000.00	$●	$20.00	$●	$980.00

(1)	Certain fiduciary accounts will pay a purchase price of $980.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, National Association will act as placement agents for the Notes. The placement agents will forego fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates that will not exceed $20.00 per $1,000 principal amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and an index supplement for various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Phoenix Autocallable Notes with Memory Interest product supplement dated July 27, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000139340115000435/c416152_6901135-424b2.htm

♦	Index Supplement dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222032/d941398d424b2.htm

♦	Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refer to the Phoenix Autocallable Notes with Memory Interest that are offered hereby, unless the context otherwise requires. Also, references to the “Phoenix Autocallable Notes with Memory Interest product supplement” mean the UBS product supplement, dated July 27, 2015, references to the “index supplement” mean the UBS index supplement, dated June 12, 2015 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated June 12, 2015.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this free writing prospectus and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk as the underlying index or its constituents.

♦

You believe the closing level of the underlying index (in the case of any interest review date other than the valuation date) or the final level (in the case of the valuation date) of the underlying index will be equal to or greater than the interest barrier on the specified interest review dates.

♦

You believe that the final level will be equal to or greater than the trigger level and, if it is less than the trigger level, you can tolerate a percentage loss on your initial investment equal to the underlying return.

♦

You would be willing to invest in the Notes based on the expected contingent interest payment rate indicated on the cover hereof (the actual contingent interest rate will be determined on the trade date and will not be less than the expected contingent interest rate set forth herein).

♦

You would be willing to invest in the Notes based on the trigger level indicated on the cover hereof (the actual trigger level will be determined on the trade date and will not exceed the trigger level indicated on the cover hereof).

♦

You understand and accept that you will not participate in any appreciation in the level of the underlying index and that your potential return is limited to the contingent interest payments specified.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may exceed the downside fluctuations in the level of the underlying index.

♦	You do not seek current income from this investment.

♦	You fully understand the risks associated with an investment in commodity futures contracts generally, and light sweet crude oil (WTI) futures contracts specifically.

♦

You are willing to invest in securities that may be called prior to maturity and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of some or all of your initial investment, and you are not willing to make an investment that may have the full downside market risk as the underlying index or its constituents.

♦

You believe that the level of the underlying index will decline during the term of the Notes and is likely to close below the interest barrier on the specified interest review dates and that the final level will be less than the trigger level on the valuation date.

♦

You would be unwilling to invest in the Notes based on the expected contingent interest payment rate indicated on the cover hereof (the actual contingent interest rate will be determined on the trade date and will not be less than the expected contingent interest rate set forth herein).

♦

You would be unwilling to invest in the Notes based on the trigger level indicated on the cover hereof (the actual trigger level will be determined on the trade date and will not exceed the trigger level indicated on the cover hereof).

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.

♦	You seek an investment that participates in the full appreciation in the level of the underlying index or that has unlimited return potential.

♦	You seek current income from this investment.

♦	You do not fully understand the risks associated with an investment in commodity futures contracts generally, and light sweet crude oil (WTI) futures contracts specifically.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the ‘‘Key Risks’’ beginning on page 6 of this free writing prospectus for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term(1)	Approximately 3 years, unless called earlier.
Underlying Index	S&P GSCITM Crude Oil Excess Return Index (Bloomberg Ticker: SPGCCLP).
Contingent Interest Payment

If the closing level (in the case of any interest review date other than the valuation date) or final level (in the case of the valuation date) of the underlying index is equal to or greater than the interest barrier, UBS will pay you the contingent interest payment applicable to such interest review date on the relevant interest payment date plus any previously unpaid contingent interest payments in respect of any previous interest review dates pursuant to the memory interest feature.

If the closing level (in the case of any interest review date other than the valuation date) or final level (in the case of the valuation date) of the underlying index is less than the interest barrier, the contingent interest payment applicable to such interest review date will not be payable and UBS will not make any payment to you on the relevant interest payment date.

The contingent interest payment is a fixed amount based upon equal installments at the contingent interest payment rate, which is a per annum rate. Each contingent interest payment, including any previously unpaid contingent interest payments, will be $30.00 on any interest payment date where the above conditions are satisfied.

Memory Interest Feature

If a contingent interest payment is not made on an interest payment date (other than the maturity date) because the closing level of the underlying index is less than the interest barrier on the related interest review date, such contingent interest payment will be made on a later interest payment date if the closing level of the underlying index (in the case of any interest review date other than the valuation date) or the final level (in the case of the valuation date), as applicable, is equal to or greater than the interest barrier on the relevant interest review date.

For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on a later interest payment date, it will not be made again on any subsequent interest payment date.

If the closing level of the underlying index (in the case of any interest review date other than the valuation date) and the final level (in the case of the valuation date), as applicable, are less than the interest barrier on each of the interest review dates, you will receive no contingent interest payments during the term of the Notes.

Averaging Dates	August 8, 2018, August 9, 2018, August 10, 2018, August 13, 2018 and August 14, 2018. The averaging dates may be subject to postponement in the case of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” in the Phoenix Autocallable Notes with Memory Interest product supplement.

Contingent Interest Payment Rate	12.00% per annum
Automatic Call

The Notes will be called automatically if the closing level of the underlying index on any autocall review date is equal to or greater than the initial level.

If the Notes are called, UBS will pay you on the corresponding interest payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest review dates where the closing level of the underlying index was less than the interest barrier. No further amounts will be owed to you under the Notes.

Payment at Maturity (per Note)

If the Notes are not called and the final level is equal to or greater than the trigger level, on the maturity date UBS will pay you a cash payment equal to the principal amount.

If the Notes are not called and the final level is less than the trigger level, on the maturity date UBS will repay less than the principal amount, if anything, resulting in a percentage loss on your investment that is equal to the underlying return, for an amount equal to:

$1,000 + ($1,000 x Underlying Return)

As discussed above, UBS will also pay any contingent interest payment(s) otherwise due on the maturity date plus any previously unpaid contingent interest payments with respect to any previous interest review dates where the closing level of the underlying index was less than the interest barrier.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Trigger Level	A specified level of the underlying index that is less than the initial level, equal to a percentage of the initial level as indicated on the cover hereof.
Interest Barrier	A specified level of the underlying index that is less than the initial level, equal to a percentage of the initial level as indicated on the cover hereof.
Initial Level	The closing level of the underlying index on the trade date as determined by the calculation agent.
Final Level	The arithmetic average of the closing level of the underlying index on each of the averaging dates, as determined by the calculation agent.
Valuation Date

August 14, 2018. The valuation date is also the final interest review date and final averaging date.

The valuation date may be subject to postponement in the case of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” in the Phoenix Autocallable Notes with Memory Interest product supplement.

Interest Payment Dates	Three business days following each interest review date, except that the interest payment date for the valuation date is the maturity date.

(1)

In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the interest review dates, the averaging dates, and autocall review dates, as well as the valuation date and maturity date to ensure that the stated term of the Notes remains the same.

Investment Timeline

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Interest Review Dates(1) and Interest Payment Dates(2)

Interest Review Dates	Interest Payment Dates	Interest Review Dates	Interest Payment Dates	Interest Review Dates	Interest Payment Dates
November 16, 2015*	November 19, 2015	November 14, 2016*	November 17, 2016	November 14, 2017*	November 17, 2017
February 16, 2016*	February 19, 2016	February 14, 2017*	February 17, 2017	February 14, 2018*	February 20, 2018
May 16, 2016*	May 19, 2016	May 15, 2017*	May 18, 2017	May 14, 2018*	May 17, 2018
August 15, 2016*	August 18, 2016	August 14, 2017*	August 17, 2017	August 14, 2018**	August 17, 2018***

*	This date is also an autocall review date.
**	This date is also the valuation date.
***	This date is also the maturity date.
(1)	Subject to the market disruption event provisions set forth in the Phoenix Autocallable Notes with Memory Interest product supplement.
(2)

If you sell your Notes in the secondary market on any day on or preceding an interest review date or an autocall review date, the purchaser of the Notes shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that date. If you sell your Notes in the secondary market on any day following an interest review date or an autocall review date, you will be deemed the record holder on the record date and therefore you will be entitled to any payment attributable to that date.

Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	36 months
Initial Level:	210
Contingent Interest Payment Rate:	12.00% per annum (or 3.00% per quarter)
Contingent Interest Payment:	$30.00 per Note
Interest Review Dates:	Quarterly
Autocall Review Dates Trigger Level:	Quarterly 136.50 (which is 65% of the Initial Level)
Interest Barrier:	136.50 (which is 65% of the Initial Level)

Example 1 — The Closing Level of the Underlying Index is equal to or greater than the Initial Level on the first Autocall Review Date.

Date	Closing Level	Payment (per Note)

First Interest Review Date and Autocall Review Date	220 (equal to or greater than Initial Level)	$1,030.00 (Principal Amount plus Contingent Interest Payment)
	Total Payment:	$1,030.00 (3.00% return)

Because the closing level of the underlying index is equal to or greater than the initial level on the first autocall review date (which is approximately three months after the trade date and is the first interest review date), UBS will pay you on the call settlement date a total of $1,030.00 per Note, reflecting the principal amount plus the applicable contingent interest payment, for a 3.00% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Closing Level of the Underlying Index is equal to or greater than the Initial Level on the third Autocall Review Date.

Date	Closing Level	Payment (per Note)

First Interest Review Date and Autocall Review Date	130 (less than Interest Barrier; less than Initial Level)	$0
Second Interest Review Date and Autocall Review Date	170 (equal to or greater than Interest Barrier; less than Initial Level)	$60 (Contingent Interest Payment and previously unpaid Contingent Interest Payment in respect of first Interest Review Date)
Third Interest Review Date and Autocall Review Date	210 (equal to or greater than Initial Level)	$1,030.00 (Principal Amount plus Contingent Interest Payment)
	Total Payment:	$1,090.00 (9.00% return)

Because the closing level of the underlying index is equal to or greater than the initial level on the third autocall review date (which is approximately nine months after the trade date and is the third interest review date), UBS will pay you on the call settlement date a total of $1,030.00 per Note, reflecting the principal amount plus the applicable contingent interest payment. When added to the contingent interest payments of $60 received on the second interest payment date (which included the previously unpaid contingent interest payment in respect of the first interest review date), you will have received a total of $1,090.00, for a 9.00% total return on the Notes. No further amount will be owed to you under the Notes.

Example 3 — Notes are NOT Called and the Final Level of the Underlying Index is equal to or greater than the Trigger Level and the Interest Barrier.

Date	Closing/Final Level	Payment (per Note)

First Interest Review Date and Autocall Review Date	150 (equal to or greater than Interest Barrier; less than Initial Level)	$30.00 (Contingent Interest Payment)
Second through Tenth Interest Review Dates and Autocall Review Dates	120 (less than Interest Barrier)	$ 0
Eleventh Interest Review Date and Autocall Review Date	180 (equal to or greater than Interest Barrier; less than Initial Level)	$300 (Contingent Interest Payment and previously unpaid Contingent Interest Payment in respect of second through tenth Interest Review Dates)
Valuation Date	185* (equal to or greater than Trigger Level and Interest Barrier; less than Initial Level)	$1,030.00 (Payment at Maturity plus Contingent Interest Payment)
	Total Payment:	$1,360.00 (36% return)

Because the Notes are not called and the final level of the underlying index is greater than the trigger level and interest barrier, UBS will pay you a total of $1,030.00 per Note, reflecting the principal amount plus the applicable contingent interest payment. When added to the contingent interest payment of $330.00 received in respect of prior interest review dates, UBS will have paid you a total of $1,360 per Note for a 36% total return on the Notes.

*	Represents the arithmetic average of the closing level of the underlying index on each of the averaging dates.

Example 4 — Notes are NOT Called and the Final Level of the Underlying Index is less than the Trigger Level and the Interest Barrier.

Date	Closing/Final Level	Payment (per Note)

First Interest Review Date and Autocall Review Date	150 (equal to or greater than Interest Barrier; less than Initial Level)	$30.00 (Contingent Interest Payment)
Second Interest Review Date and Autocall Review Date	180 (equal to or greater than Interest Barrier; less than Initial Level)	$30.00 (Contingent Interest Payment)
Third through Eleventh Interest Review Dates and Autocall Review Dates	Various (all equal to or greater than Interest Barrier; less than Initial Level)	$270.00 (Contingent Interest Payment)
Valuation Date	84* (less than Trigger Level and Interest Barrier)	$1,000 + ($1,000 × Underlying Return) =
$1,000 + ($1,000 × -60%) =
$1,000 - $600 =
$400 (Payment at Maturity)
	Total Payment	$730.00 (-27.00% return)

Because the Notes are not called and the final level of the underlying index is less than the trigger level and the interest barrier, UBS will pay you a cash payment of less than the principal amount resulting in a loss on your investment that is proportionate to the negative underlying return. When added to the contingent interest payments of $330.00 received in respect of the prior interest review dates, you will have received $730.00 per Note, for a 27.00% loss to you on the Notes.

*	Represents the arithmetic average of the closing level of the underlying index on each of the averaging dates.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the level of the underlying index from the initial level to the final level. If the Notes are not called and the final level is less than the trigger level, UBS will deliver to you a cash payment of less than the principal amount resulting in a percentage loss on your investment that is equal to the underlying return at maturity, the value of which is expected to be worth less than the principal amount and may be worthless.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in any offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying index. Some of the risks that apply to each offering of the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the Phoenix Autocallable Notes with Memory Interest product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will repay you the principal amount of your Notes in cash only if the final level of the underlying index is greater than or equal to the trigger level and will only make such payment at maturity. If the final level is less than the trigger level, UBS will repay less than the principal amount, if anything, resulting in a percentage loss on your investment that is equal to the underlying return. If the trigger level is higher than the interest barrier, this means you could lose some of your initial investment but still receive a contingent interest payment at maturity, if not previously called.

♦

The contingent repayment of your principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them for a loss relative to your initial investment even if the level of the underlying index is equal to or greater than the trigger level.

♦

You may not receive any contingent interest payments — UBS will not necessarily pay contingent interest payments on the Notes. If the closing level of the underlying index (in the case of any interest review date other than the valuation date) or the final level (in the case of the valuation date) on any interest review date is less than the interest barrier, UBS will not pay you the contingent interest payment in respect of such interest review date on the related interest payment date. However, if a contingent interest payment is not made on an interest payment date (other than the maturity date) because the closing level of the underlying index is less than the interest barrier on the related interest review date, such contingent interest payment will be made on a later interest payment date if the closing level of the underlying index (in the case of any interest review date other than the valuation date) or the final level (in the case of the valuation date), as applicable, is equal to or greater than the interest barrier on the relevant interest review date. If the closing level of the underlying index (in the case of any interest review date other than the valuation date) and the final level (in the case of the valuation date), as applicable, are less than the interest barrier on each of the interest review dates, you will receive no contingent interest payments during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent interest payment coincides with a period of greater risk of principal loss on your Notes.

♦

Your potential return on the Notes is limited and you will not participate in any appreciation of the underlying index — The return potential of the Notes is limited to the pre-specified contingent interest payment rate, regardless of the appreciation of the underlying index. In addition, the total return on the Notes will vary based on the number of interest review dates on which the requirements of the contingent interest payment have been met (either on the applicable interest review date or on a subsequent interest review date) prior to maturity or an automatic call. Further, if the Notes are automatically called, you will not receive any contingent interest payments or any other payment in respect of any subsequent interest review dates or autocall review dates after the applicable call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. If the Notes are not called, you may be subject to the depreciation in the level of the underlying index even though you cannot participate in any appreciation in the level of the underlying index. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying index.

♦

Payment at maturity based on averaging over the final averaging dates — Because your payment at maturity, if any, will be determined by the calculation agent based on the average of the closing levels of the underlying index as of each of the averaging dates, your return on the Notes may be lower than the underlying return of the underlying index from trade date to valuation date, and could be negative even if the underlying index appreciated over the term of the Notes.

♦

Higher contingent interest payment rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying index reflects a higher expectation as of the trade date that the closing level of the underlying index (in the case of any interest review date other than the valuation date) or the final level (in the case of the valuation date) could be less than the interest barrier on the specified interest review dates and the trigger level on the valuation date of the Notes. This greater expected risk will generally be reflected in a higher contingent interest payment rate for that Note. However, while the contingent interest payment rate is set on the trade date, the underlying index’s volatility can change significantly over the term of the Notes. The level of the underlying index for your Notes could fall sharply, which could result in the loss of some or all of your initial investment.

♦

Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent that you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as the first potential call settlement date, you should be prepared in the event the Notes are called early.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦

Market risk — The return on the Notes, if any, at maturity is directly linked to the performance of the underlying index, and indirectly linked to the value of the light sweet crude oil (WTI) futures contracts comprising the underlying index (the “index constituents”). Changes in the prices of the index constituents result over time from the interaction of many factors directly or indirectly affecting economic and political conditions such as the expected volatility of the price of light sweet crude oil (WTI), and of the prices of exchange-traded futures contracts for the purchase or delivery of light sweet crude oil (WTI) and a variety of economic, financial, political, regulatory or judicial events. These factors may affect the level of the underlying index and the market value of the Notes. You, as an investor in the Notes, should make your own investigation into the respective underlying index, and the merits of an investment linked to it.

♦

The Notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “— There may be little or no secondary market for the Notes” below. In addition, the proceeds to be received by UBS from the sale of the Notes will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

♦

Trading in futures contracts is subject to legal and regulatory regimes that may change in ways that could adversely affect the return on the Notes — The regulation of commodity transactions in the U.S. is subject to ongoing modification. It is not possible to predict the effect of any future legal or regulatory action relating to futures contracts, but any such action could cause unexpected volatility and instability in commodity markets with a substantial and adverse effect on the performance of the underlying index and, consequently, on the value of the Notes.

♦	Fair value considerations.

♦

The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level of the underlying index, the volatility and global supply and demand of the index constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility and global supply and demand of the index constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the closing level of the underlying index (in the case of any interest review date other than the valuation date) or the final level (in the case of the valuation date) will be equal to or greater than the interest barrier on any interest review date, or, if not called, that the final level will be equal to or greater than the trigger level. The level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers or the index constituents. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and the commodities futures contracts comprising the underlying index in particular, and the risk of losing some or all of your initial investment.

♦

Owning the Notes is not the same as purchasing, or taking short positions in, light sweet crude oil (WTI) or certain other related contracts directly — The return on your Notes will not reflect the return you would realize if you had actually purchased or took a short position in light sweet crude oil (WTI) directly, or any exchange-traded or over-the-counter instruments based on light sweet crude oil (WTI). You will not have any rights that holders of such assets or instruments have. Even if the level of the underlying index moves favorably during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the underlying index to move favorably while the market value of the Notes declines.

♦

The determination as to whether the Notes are subject to an automatic call, or any contingent interest payment is due, or the formula for calculating the payment at maturity of the Notes do not take into account all developments in the level of the underlying index — Changes in the level of the underlying index during the periods between each interest review date or autocall review date may not be reflected in the determinations as to whether the contingent interest payment (including any previously unpaid contingent interest payment) is payable to you on any interest payment date, whether the Notes are subject to an automatic call, or the calculation of the amount payable at maturity of the Notes.

The calculation agent will determine whether the contingent interest payment (including any previously unpaid contingent interest payment) is payable to you on any interest payment date by observing only whether the closing level (in the case of any interest review date other than the valuation date) or final level (the case of the valuation date) of the underlying index is equal to or greater than the interest barrier. Similarly, the calculation agent will determine whether the Notes are subject to an automatic call by observing only the closing level of the underlying index on any autocall review date.

The calculation agent will calculate the payment at maturity by comparing only the final level relative to the initial level. No other levels or values will be taken into account. As a result, you may lose some or all of your principal amount even if the level of the underlying index has risen at certain times during the term of the Notes and your return could be negative even if the underlying index appreciated over the term of the Notes.

♦

The Notes offer exposure to futures contracts and not direct exposure to physical commodities — The underlying index is comprised of commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that is linked to commodity spot prices.

♦

Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying index and, as a result, the market value of the Notes, and any payments you may receive in respect of the Notes.

♦

The underlying index reflects price return of the index constituents, not total return — The return on the Notes is based on the performance of the underlying index, which reflects the returns that are potentially available through an unleveraged investment in the index constituents. It does not reflect returns that could be earned on funds committed to the trading of the index constituents or the physical commodities (or their spot prices). The return on the Notes will not include a total return feature or interest component that may be applicable to such a fund.

♦

The underlying index may be more volatile than a broader commodities index linked to more than a single commodity — Because the underlying index is comprised entirely of light sweet crude oil (WTI) futures contracts, the underlying index may be more volatile and susceptible to price fluctuations than a broader commodities index that is more representative of the economy and commodity markets as a whole. Price volatility in light sweet crude oil (WTI) futures contracts will have a greater impact on the underlying index than it would on a less concentrated index comprised of more than one commodity.

♦

Changes in supply and demand in the market for light sweet crude oil (WTI) futures contracts may adversely affect the value of the Notes — The Notes are directly linked to the performance of the underlying index, and indirectly linked to the value of the light sweet crude oil (WTI) futures contracts comprising the underlying index. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the closing level of the underlying index is generally scheduled to be determined by reference to the first or second nearby expiring light sweet crude oil (WTI) futures contract for each interest review date and autocall review date, the value of the Notes may be less than would otherwise be the case if the closing level of the underlying index had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

♦

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the underlying index and, therefore, the value of the Notes.

♦

The Notes may be subject to certain risks specific to light sweet crude oil (WTI) as a commodity — Light sweet crude oil (WTI) is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the product supplement and the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

♦	changes in the level of industrial and commercial activity with high levels of energy demand;

♦	disruptions in the supply chain or in the production or supply of other energy sources;

♦	price changes in alternative sources of energy;

♦	adjustments to inventory;

♦	variations in production and shipping costs;

♦	costs associated with regulatory compliance, including environmental regulations; and

♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the closing level of the underlying index, and the market value of the Notes linked to the underlying index, may offset or enhance the effect of another factor.

♦

Policies of the S&P Dow Jones Indices LLC (the “index sponsor”) and changes that affect the underlying index could affect whether your Notes are subject to an automatic call, any amounts payable on your Notes at maturity and/or the market value of your Notes — The underlying index is calculated, maintained and published daily by the index sponsor in accordance with a prescribed methodology. However, the index sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the index methodology. The policies and decisions of the index sponsor concerning the calculation of the underlying index and the contracts comprising the underlying index could affect the level of the underlying index and, therefore, whether any contingent interest payment (including any previously unpaid contingent interest payment) is payable to you on any interest payment date, whether your Notes are subject to an automatic call, any amounts payable on your Notes at maturity and/or the market value of your Notes. The Notes could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index, or if the index sponsor discontinues or suspends calculation or publication of the underlying index, in which case it may become difficult or inappropriate to determine the market value of your Notes. If such policy changes relating to the underlying index or discontinuance or suspension of calculation or publication of the underlying index occur, the calculation agent will have discretion in determining the closing level of the underlying index on the review date(s) and/or averaging dates(s), as applicable, and the amount payable on your Notes.

♦

UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offering of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

♦

Changes in law or regulations relating to commodity futures contracts could adversely affect the market value of, and the amounts payable on, the Notes — Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the Notes of any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the Notes and may affect the amounts payable on and the value of the Notes.

♦

The calculation agent may postpone the trade date or any interest review date, averaging date or autocall review date (and thus the settlement date, an interest payment date, call settlement date or the maturity date, respectively), upon the occurrence of a market disruption event — If the calculation agent determines that, on any trade date, interest review date, or autocall review date a market disruption event has occurred or is continuing with respect to the underlying index, the affected date may be postponed by up to eight trading days. If such a postponement occurs, the calculation agent will instead make the relevant determination based on the closing level of the underlying index on the first trading day on which no market disruption event occurs or is continuing with respect to that offering of the Notes. In no event, however, will the relevant date be postponed by more than eight trading days. As a result, the settlement date, an interest payment date or the call settlement date for the Notes could also be postponed, although not by more than eight trading days.

If any such review date (other than a final review date) is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the relevant date. If the closing level of the underlying index is not available on that day, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the closing level of the underlying index that would have prevailed in the absence of the market disruption event or such other reason.

In the case of determining the final level, to the extent a market disruption event occurs on a given averaging date (including the valuation date), the averaging date for the underlying index shall be the first succeeding trading day on which a market disruption event has not occurred and which is not otherwise scheduled to be an averaging date (such day, a “valid date”). If the first succeeding valid date in respect of the underlying index has not occurred as of the close of trading on the eighth trading day immediately following the original date that, but for the occurrence of another averaging date or market disruption event, would have been the last averaging date, then (1) that eighth trading day shall be deemed to be the averaging date (irrespective of whether that eighth trading day is already an averaging date), and (2) the calculation agent shall determine the closing level on such day as specified above. If the calculation agent postpones the determination of the closing level on an averaging date and therefore postpones the determination of the final level, the calculation agent may also adjust the maturity date to ensure that the number of business days between the last averaging date and the maturity date remains the same.

Notwithstanding the occurrence of a market disruption event, the calculation agent may waive its right to postpone an averaging date (including the valuation date) if it determines that one or more market disruption events has not and is not likely to materially impair its ability to determine the closing level of the underlying index on such date.

The calculation agent may also postpone the determination of the initial level on the trade date if it determines that a market disruption event has occurred or is continuing with respect to the underlying index on that date. If the trade date is postponed, the calculation agent may adjust the interest review dates or autocall review dates, as well as the averaging dates and the maturity date to ensure that the stated term of the Notes remains the same.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying index or index constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index or index constituents may adversely affect the performance and, therefore, the market value of the Notes.

♦

Potential conflict of interest — There are potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether a contingent interest payment is due, whether the Notes are subject to an automatic call and the payment at maturity of the Notes based on observed closing levels of the underlying index. The calculation agent can postpone the closing level on any of the trade date, autocall review date, interest review date, or averaging dates (including the valuation date) as applicable, if a market disruption event occurs and is continuing on that date. As UBS determines the economic terms of the Notes, including the contingent interest payment rate, interest barrier and the trigger level, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying index to which the Notes are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes”.

Description of the Underlying Index

The following is a description of the S&P GSCITM Crude Oil Excess Return Index (the “underlying index”), including, without limitation, its composition, weighting and method of calculation. The information in this description has been taken from (i) publicly available sources and (ii) the handbook “S&P GSCI Methodology” (a document available publicly on the S&P Dow Jones Indices LLC’s (“S&P”) website at http://us.spindices.com/indices/commodities/sp-gsci-crude-oil), which is summarized but not incorporated by reference herein. Such information reflects the policies of and is subject to change at any time by S&P. UBS has not independently verified information from publicly available sources. You, as an investor in the Notes, should make your own investigation into the underlying index.

S&P has no obligation to continue to publish the underlying index and may discontinue publication of the underlying index at any time in its sole discretion.

Overview of the Underlying Index

The S&P Dow Jones Indices Commodity Index (known under the proprietary name “S&P GSCITM”) is a composite index of commodity-sector returns that is calculated, maintained and published daily by S&P and is designed to be a measure of commodity market performance over time. The S&P GSCITM Crude Oil Excess Return Index is a single-component sub-index version of the S&P GSCITM and is designed to be a benchmark for investment performance in the crude oil market over time. As presently constituted, the only contracts comprising the underlying index are light sweet crude oil (WTI) futures contracts traded on the New York Mercantile Exchange (the “NYMEX”).

The underlying index is calculated using the NYMEX-traded light sweet crude oil (WTI) futures contract with the closest expiration date (the “front-month contract”). The front-month contract expires each month on the third business day prior to the 25th calendar day of the month, or if the 25th calendar day of the month is not a business day, the third business day prior to the last business day preceding the 25th calendar day of the month. In the event that the official NYMEX holiday schedule changes subsequent to the listing of a front-month contract, the originally listed expiration date shall remain in effect. In the event that the originally listed expiration day is declared a holiday, expiration will move to the business day immediately prior. This means that the futures contract included in the underlying index changes each month. Because the underlying index is designed to replicate the actual market performance of light sweet crude oil (WTI), the calculation of the underlying index takes into account the fact that a person holding positions in the front-month contract would need to roll such positions forward as they approach settlement or delivery. Moreover, because the rolling of actual positions in a contract on a single day could be difficult to implement or, if completed on a single day, could have an adverse impact on the market, such rolling would most likely take place over a period of several days. For these reasons, the methodology for calculating the underlying index includes a roll period, which is designed to replicate the rolling of actual positions in the contract, that takes place over a five business day period commencing on the fifth business day of the month.

During the roll period, the underlying index gradually reduces the weighting of the front-month contract and increases the weighting of the contract with the next closest expiration date (the “next-month contract”). Therefore, on the first day of the roll period, the front-month contract represents 80% and the next-month contract represents 20% of the underlying index, and on the fifth day of the roll period (i.e., the ninth business day of the month) the next-month contract represents 100% of the underlying index. Over time, this monthly roll-over leads to the inclusion of different individual light sweet crude oil (WTI) crude oil futures contracts in the underlying index.

Value of the Underlying Index

The underlying index is calculated in accordance with the methodology of the S&P GSCITM and is derived by reference to the price levels of the light sweet crude oil (WTI) futures contracts included in the S&P GSCI TM as well as the discount or premium obtained by rolling hypothetical positions in such contracts forward as they approach delivery.

The closing level of the underlying index on any S&P GSCITM business day is equal to the product of (i) the closing level of the underlying index on the immediately preceding S&P GSCITM business day multiplied by (ii) one plus the contract daily return on the S&P GSCITM business day on which the calculation is made.

The “contract daily return” is equal to the sum of the daily contract reference prices multiplied by the contract production weight and the appropriate roll weight, divided by the total dollar weight of the underlying index on the preceding S&P GSCITM business day, minus one.

The “daily contract reference price” is the price of the relevant contract that is used as a reference or benchmark by market participants. The value of the underlying index will be calculated using the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant calculation.

The “contract production weight” is derived from the average world production of the relevant commodity, and is calculated based on the total quantity traded for the relevant futures contract and the world production average of the relevant commodity. The contract production weight is designed so that the S&P GSCI TM and its sub-indices reflect the relative significance of each of the constituent commodities to the world economy, while limiting eligible futures contracts to those with adequate liquidity.

The “roll weight” of a futures contract reflects the fact that the position in the futures contract must be liquidated or rolled forward into a more distant contract expiration as it approaches expiration. On each day of the roll period, the roll weight of the front-month contract and the next-month contract into which the underlying index is rolled are adjusted, so that the hypothetical position in the contract that is included in the underlying index is gradually shifted from the front-month contract to the next-month contract. If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

♦	no daily contract reference price is available for a given contract expiration;

♦	any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a “limit price”);

♦

the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, the S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the S&P will revise the portion of the roll accordingly; or

♦	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

The “total dollar weight” of the underlying index on any S&P GSCITM business day is equal to the product of (i) the daily contract reference price multiplied by (ii) the appropriate contract production weight and roll weights on such day.

“S&P GSCITM business day” means a day on which the indices are calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

Information on the underlying index is available from Bloomberg on page SPGCCLP INDEX<GO> and from Reuters on page SPGSCLP. The underlying index information is also available on the Bloomberg website: http://www.bloomberg.com (Select “COMMODITIES” from the drop-down menu entitled “Market Data”).

For further information on the S&P GSCITM and the underlying index, including their methodologies, investors can go to http://us.spindices.com/indices/commodities/sp-gsci-crude-oil.

The Index Committee and Commodity Index Advisory Panel

S&P has established a committee (the “index committee”), which is comprised of full-time professional members of S&P staff, to oversee the daily management and operations of the S&P GSCITM and the underlying index, and is responsible for all analytical methods and calculations with respect to the S&P GSCITM and its sub-indices, including the underlying index. At each meeting, the index committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the index committee may revise index policy covering rules for selecting commodities, or other matters.

S&P has established an advisory panel (the “commodity index advisory panel”) to assist it in connection with the operation of the underlying index. The commodity index advisory panel meets on an annual basis and at other times at the request of the index committee. The principal purpose of the commodity index advisory panel is to advise the index committee with respect to, among other things, the calculation of the S&P GSCITM and its sub-indices, the effectiveness of the indices as a measure of commodity market performance and the need for changes in the composition or methodology of the S&P GSCITM or its sub-indices. The commodity index advisory panel acts solely in an advisory and consultative capacity; the index committee makes all decisions with respect to the composition, calculation and operation of the S&P GSCITM and its sub-indices, including the underlying index. Also, certain members of the commodity index advisory panel may be affiliated with entities which, from time to time, may have investments linked to the underlying index, either through transactions in the contracts included in the underlying index, futures contracts on the underlying index or derivative products linked to the underlying index.

Index Composition

In order to be included in the underlying index for a given year, the relevant light sweet crude oil (WTI) contract must satisfy the general eligibility requirements for S&P GSCITM, which consist of the following:

General Eligibility Requirements:

♦	The contract must be on a physical commodity and may not be a financial commodity (e.g., securities, currencies, interest rates, etc.).

♦	The contract must have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future;

♦	The contract must, at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement;

♦

The exchange, facility or platform on which the contract is traded must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the underlying index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods;

♦	The contract must be denominated in U.S. dollars;

♦

The contract must be traded on or through a trading facility that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development during the relevant annual calculation period or interim calculation period;

♦	The daily contract reference prices for such contract generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion;

♦

At and after the time a particular contract is included in the underlying index, the daily contract reference price for such contract must be published between 10:00 AM and 4:00 PM, Eastern Time, on each contract business day by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and S&P) on the same contract business day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one contract expiration that is five months or more from the date the determination is made, as well as for all contract expirations during such five-month period; and

♦	Volume data with respect to such contract must be available, from sources that S&P believes to be reasonably reliable.

The composition of the underlying index is reviewed on a quarterly basis during any given year. If on any monthly review date, the trading volume multiple of any designated contract is below the threshold for the relevant year, the composition of the underlying index with respect to the commodity underlying such contract will be re-determined.

Market Disruptions

Calculations and Pricing Disruptions

If the relevant trading facility opens for trading but experiences a failure or interruption of real-time prices for the relevant futures contracts, the most recent trade price (or previous settlement if the contract did not begin trading) is used for real time calculations for the affected contract. If the interruption is not resolved before the market close and the relevant exchange publishes a list of official settlement prices, those prices are used to calculate the closing level of the underlying index. If settlement prices are not available, the market disruption rules outlined in the index methodology are applied. In extreme circumstances, S&P may decide to delay index adjustments or not publish an index.

Market Disruption Events & Holidays During Roll Period

On any S&P GSCITM business day, the occurrence of either of the following circumstances will result in an adjustment of the roll weights during the roll period according to the procedure set forth in this section:

♦	An exchange holiday occurs during a designated S&P GSCITM business day, or

♦	The applicable daily contract reference price on such S&P GSCITM business day is a limit price.

If either of the above events occur, the portion of the roll that would otherwise have taken place on that S&P GSCITM business day will take place on the next S&P GSCITM business day whereby none of the circumstances identified take place.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P does not make any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCITM or the underlying index to track general stock market performance. S&P’s only relationship to UBS AG is the licensing of certain trademarks and trade names of S&P and of S&P GSCITM and the underlying index, which indices are determined, composed and calculated by S&P without regard to UBS AG or the Notes. S&P has no obligation to take the needs of UBS AG or the owners of the Notes into consideration in determining, composing or calculating the S&P GSCITM or the underlying index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF S&P GSCITM OR THE UNDERLYING INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM OR THE UNDERLYING INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM OR THE UNDERLYING INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The S&P GSCITM and the underlying index are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS AG.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P GSCITM Crude Oil Excess Return Index, as reported by Bloomberg. The closing level of the S&P GSCITM Crude Oil Excess Return Index on August 10, 2015, was 217.1851. The actual initial level will be the closing level of the S&P GSCITM Crude Oil Excess Return Index on the trade date. You should not take the historical performance of the S&P GSCITM Crude Oil Excess Return Index as an indication of the future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2011	3/31/2011	607.1437	503.8268	607.1437
4/1/2011	6/30/2011	644.4647	506.8806	533.7882
7/1/2011	9/30/2011	556.0875	438.3955	438.3955
10/3/2011	12/30/2011	567.1342	418.8559	545.2173
1/3/2012	3/30/2012	601.9905	530.5137	562.3674
4/2/2012	6/29/2012	576.7051	419.0127	458.2227
7/2/2012	9/28/2012	529.9358	451.6967	491.8431
10/1/2012	12/31/2012	493.3903	448.5244	481.9584
1/2/2013	3/28/2013	511.6316	468.0970	502.6795
4/1/2013	6/28/2013	505.8752	448.0953	495.0573
7/1/2013	9/30/2013	572.0864	502.3888	533.9717
10/1/2013	12/31/2013	543.2078	480.0819	510.6378
1/2/2014	3/31/2014	545.7297	475.5971	530.6062
4/1/2014	6/30/2014	571.2074	520.3681	563.4010
7/1/2014	9/30/2014	563.2406	496.6154	498.5767
10/1/2014	12/31/2014	497.7563	293.2265	293.2265
1/2/2015	3/31/2015	290.1691	232.6960	245.1058
4/1/2015	6/30/2015	303.8245	253.0357	289.5632
7/1/2015*	8/10/2015*	289.5632	211.7338	217.1851

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2015 includes data for the period from July 1, 2015 through August 10, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the month end performance of the S&P GSCITM Crude Oil Excess Return Index from January 2, 2004 through August 10, 2015, based on information from Bloomberg. Past performance of the S&P GSCITM Crude Oil Excess Return Index is not indicative of the future performance of the S&P GSCITM Crude Oil Excess Return Index.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the Phoenix Autocallable Notes with Memory Interest product supplement and discuss the tax consequences of your particular situation with your tax advisor.

Although the tax treatment of the contingent interest payments is unclear, pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying index. If your Notes are so treated, any contingent interest payment that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent interest payment, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payment) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for a period of greater than one year (otherwise such gain or loss should be short-term capital gain or loss if held for a period of one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an interest review date, but that could be attributed to an expected contingent interest payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” in the Phoenix Autocallable Notes with Memory Interest product supplement. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other index-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”), for example, might assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or a portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize income as if the Notes or the relevant portion of the Notes had been sold for fair market value). The IRS might also assert that the Notes should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) or that you should be required to recognize taxable gain (including ordinary income to the extent attributed to certain contingent interest payment) on any rebalancing or rollover of the underlying index.

In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent interest payments and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” of the Phoenix Autocallable Notes with Memory Interest product supplement unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to FATCA, as discussed below, we currently do not intend to withhold any tax on any contingent payments made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Gain from the sale or exchange of a Note or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States. Gain from the sale or exchange of a Note or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or the non-U.S. holder has certain present or former connections with the United States.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the entire term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Notes are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local or other (including non-U.S.) taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC will agree to resell all of the Notes to JPMorgan Chase Bank, National Association, J.P. Morgan Securities LLC and their affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement, but will forgo any fees for sales to certain fiduciary accounts. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of the final pricing supplement.

Each Agent may be deemed to be an “underwriter” as defined in the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this free writing prospectus.